CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds related to the financial statements and financial highlights of Polaris Global Value Fund, a series of shares of beneficial interest in Forum Funds. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

April 18, 2024